Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contact: Robert L. Saxton
Alliance Gaming
(702) 270-7600

ALLIANCE GAMING ANNOUNCES TENDER
OFFER AND CONSENT SOLICITATION FOR ITS
10% SENIOR SUBORDINATED NOTES DUE 2007

LAS VEGAS, Aug. 13, 2003 — Alliance Gaming Corp. (NYSE: AGI) announced that today it commenced a cash tender offer for the $150 million aggregate principal amount of its currently outstanding 10% Senior Subordinated Notes due 2007 (CUSIP No. 01859P AG 9). In connection with the tender offer, the Company also is soliciting holders to consent to proposed amendments to the indenture governing the notes, which among other things would eliminate substantially all of the restrictive covenants under the indenture.

     The consent solicitation period will expire at 5:00 p.m. New York City Time on Aug. 26, 2003, unless extended or terminated, and the tender offer will expire at Midnight New York City Time on Sept. 10, 2003, unless extended or terminated. Holders who validly tender notes at or prior to the expiration of the consent solicitation period will be deemed to have delivered consents to the proposed amendments to the indenture governing the notes, and will be eligible to receive the total consideration of $1,035.83 per $1,000 in principal amount purchased (plus interest thereon to, but excluding, the purchase date), which includes a consent payment of $20 per $1,000 of the principal amount of the notes tendered and accepted for purchase. Holders who validly tender their notes after the expiration of the consent solicitation period but prior to the expiration of the tender offer, are not entitled to the consent payment and will receive as payment for their notes total consideration of $1,015.83 per $1,000 in principal amount purchased (plus interest thereon to, but excluding, the purchase date). The Company expects to accept and pay for all notes validly tendered promptly following satisfaction or waiver of the conditions to the offer.

     The terms and conditions of the tender offer and consent solicitation, including the conditions to the Company’s obligation to accept the notes tendered and pay the purchase price thereafter, are set forth in the Company’s Offer to Purchase and Consent Solicitation, dated Aug. 13, 2003. The tender offer conditions include, among other things, the Company’s ability to put in place a new $375 million credit facility to refinance its existing indebtedness. The Company reserves the right to amend, extend or, subject to certain conditions, terminate the tender offer and consent solicitation.

     The Company has retained CIBC World Markets Corp. to act as the Dealer Manager for the tender offer and consent solicitation (contact: Brian Perman, 212-885-4489) and has retained Innisfree M&A Incorporated as the Information Agent. The Offer to Purchase and Consent Solicitation and any other documents related to the tender offer and consent solicitation may be requested from Innisfree at (888) 750-5834.

     This press release does not constitute an offer or solicitation to purchase or a solicitation of consents with respect to any securities. Any such offer or solicitation will be made only pursuant to the Offer to Purchase and Consent Solicitation dated Aug. 13, 2003.

     Alliance Gaming is a diversified gaming company with headquarters in Las Vegas. The Company is engaged in the design, manufacture, operation and distribution of advanced gaming devices and systems worldwide, and is the nation’s largest gaming machine route operator and operates two casinos. Additional information about the Company can be found at www.alliancegaming.com.

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Page 2 — Tender Offer

     This press release contains “forward looking” statements. Such forward looking information involves important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward looking statements made by or on behalf of the Company. Future operating results may be adversely affected as a result of a number of factors enumerated in the Company’s public reports and prospectuses such as the impact of competition, uncertainties concerning such matters as the Company’s high leverage, its ability to service debt, its holding company structure, competition, product development, customer financing, sales to non-traditional gaming markets, foreign operations, dependence on key personnel, strict regulation by gaming authorities, gaming taxes and value added taxes, change in control, and other risk factors listed from time to time in the Company’s SEC reports, including but not limited to the most recent reports on Form 10-K and 10-Q.

– ALLIANCE GAMING CORP. –

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